Exhibit 10.1

AGREEMENT

THIS AGREEMENT (this “Agreement”) is entered into on May 5, 2015, by and between VistaGen Therapeutics, Inc., a Nevada corporation (the “Company”), and Platinum Long Term Growth VII, LLC, a Delaware limited liability corporation (“Platinum”).

WHEREAS, Platinum is the holder of certain Senior Secured Convertible Promissory Notes of the Company, issued on the dates and in the principal amounts and with accrued interest as set forth on Schedule A hereto (the “Platinum Notes”);

WHEREAS, in order to secure the Company’s obligations to Platinum under the terms of the Platinum Notes, the Company and Platinum entered into (i) the Amended and Restated Security Agreement (the “Security Agreement”), pursuant to which Platinum was granted a security interest in substantially all of the Company’s assets; and (ii) a Negative Covenant (the “Negative Covenant”), prohibiting VistaGen Therapeutics, Inc., a California corporation and wholly owned subsidiary of the Company (“VistaGen California”), and Artemis Neuroscience, Inc., a Maryland corporation and wholly owned subsidiary of VistaGen California (“Artemis) (together, the “Subsidiaries”), from incurring, among other things, certain kinds of liens or indebtedness, and from agreeing to any merger or other organizational change;

WHEREAS, in addition, the Company, the Subsidiaries and Platinum entered into the Intellectual Property and Stock Pledge Agreement (the “IP Security Agreement”), pursuant to which Platinum was granted a security interest in (i) all intellectual property of VistaGen California, and (ii) all of the capital stock and other equity interests of VistaGen California in Artemis;

WHEREAS, the Company has also issued to Platinum certain Exchange Warrants, Investment Warrants and Additional Warrants, as each is defined in that certain Note Exchange and Purchase Agreement, dated October 11, 2012, as amended (together, the “Warrants”), and issued on the dates and in the share amounts set forth on Schedule B;

WHEREAS, to provide for its working capital needs, the Company issued to certain investors, including Platinum (“Note Investors”) convertible promissory notes in the aggregate amount of $4,614,756.56, including aggregate accrued interest through May 8, 2015 of $317,873.23 (“Investor Notes”), which Investor Notes are due and payable between March 31, 2015 and May 15, 2015, and convertible into the Private Financing under the terms and conditions set forth in the Investor Notes; and

WHEREAS, the Company proposes to sell in a private financing contemplating aggregate gross proceeds, including cancellation of indebtedness, of up to $18.0 million (the “Private Financing”), units consisting of Series B Preferred Stock (“Series B Preferred”) and warrants to purchase shares of the Company’s common stock, par value $0.001 per share (“Common Stock Warrants” and together with the Series B Preferred, “Private Financing Securities”) in connection with Platinum’s agreement as set forth herein to (i) convert the principal balance and all accrued but unpaid interest due and owing Platinum under the terms of the Platinum Notes (the “Outstanding Balance”) into Series B Preferred;  (ii) terminate the Security Agreement, Negative Covenant and IP Security Agreement (together, the “Security Agreements”); (iii) purchase the Investor Notes from the Investors electing to sell, transfer and assign such Investor Notes to Platinum, for an aggregate amount, including principal and all accrued interest due thereunder, not to exceed $1.5 million; (v) purchase $1.0 million of the Private Financing Securities, (v) amend the Warrants to (y) fix the exercise price thereof and the number of shares exercisable and issuable thereunder, and (z) eliminate the cashless exercise option; (vi) exchange up to  30,000 shares of Common Stock currently beneficially owned or controlled by Platinum (the “Platinum Common Shares”) for an equal number of shares of Series B Preferred; and (vii) lock-up the sale of any Platinum Common Shares.

NOW, THEREFORE, for and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1.          Platinum Note Conversion. Upon receipt of confirmation from the Nevada Secretary of State of the filing of the Company’s Certificate of Determination or Rights and Preferences of the Series B Preferred (the “Closing Date”), the Outstanding Balance due Platinum under the terms of the Notes shall convert into 641,335 shares of Series B Preferred of the Company issued in connection with the Private Financing, in an amount equal to the Outstanding Balance on the Closing Date (the “Conversion Securities”).

2.          Manner of Conversion/Termination of Platinum Notes. On the Closing Date, the Company shall deliver to the Company’s transfer agent an irrevocable notice to issue and deliver to Platinum a certificate or certificates or other document evidencing the Conversion Securities (the “Conversion Instructions”).  Upon receipt by Platinum of the Conversion Instructions and the Conversion Securities, the Platinum Notes shall be deemed paid in full, including accrued interest thereon, and all rights of Platinum under the Platinum Notes shall terminate and be of no further force and effect.

3.          Termination of the Security Agreements. On the Closing Date, the Security Agreements shall terminate and be of no further force and effect, and Platinum shall execute any release, termination statement, or other document reasonably requested by the Company necessary to release Platinum’s security or other interest in and to any and all assets of the Company and the Subsidiaries granted or issued to Platinum under the terms of the Security Agreements, including by way of example and not by limitation, Platinum’s security interest in and to any and all intellectual property of VistaGen California.

4.         Purchase of Investor Notes and Private Financing Securities.

4.1              During the period commencing on the Closing Date and continuing for fifteen (15) days (the “Transfer Period”), Platinum shall purchase directly from Note Investors who have elected to sell, transfer and assign to Platinum the Investor Notes listed on Schedule C hereto during the Transfer Period, which Investor Notes in aggregate amount equal approximately $1,487,913.73, which amount includes principal and accrued interest thereon (“Note Assignments”).  Upon the consummation of such Note Assignments, on the Closing Date, Platinum as the holder of all of the Investor Notes agrees to convert the aggregate amount of the Investor Notes purchased by Platinum from the Company and from the Note Investors into the securities issued in connection with the Private Financing under the terms set forth in the Investor Notes.

4.2              On the Closing Date, Platinum shall execute and deliver a subscription agreement providing for Platinum’s purchase of $1.0 million of Private Financing Securities. Prior to the later of (i) thirty (30) days after the Closing Date, or (ii) as requested by the Company, Platinum shall deliver to the Company by wire transfer or other immediately available funds $1.0 million pursuant to such subscription agreement.

5.         Amendment to Warrants.   On the Closing Date, (i) the exercise price of the Warrants shall be fixed at $7.00 per share, and no other adjustments shall be made to the Warrants, including any adjustments to the number of shares exercisable or issuable thereunder, in the event the Company thereafter issues Common Stock at a price less than $7.00 per share, or securities with an exercise or conversion price less than $7.00 per share; provided, that typical adjustments for splits, combinations and dividends shall apply, it being the intent hereof that Sections 4.1, 4.2 and 4.3 of the Warrants shall remain in effect; (ii) subject to the foregoing, any further terms set forth in the Warrants permitting any adjustments to the exercise price thereof or the number of shares issuable upon exercise of such Warrants shall be terminated and deleted; and (iii) any provision set forth in the Warrants permitting the cashless exercise of the Warrants shall be terminated and eliminated, so that all Warrants shall be solely exercised for cash.  To the extent of any conflicts between the terms and conditions set forth in the Warrants, and the terms and conditions set forth herein in this Section 5, the terms herein shall control.

6.          Lock-Up.  For the period commencing upon the Closing Date and continuing until the Registration Statement (as defined in the Securities Purchase Agreement dated May 8, 2015) is deemed effective, Platinum shall not sell any Platinum Common Stock for less than $15.00 per share.

7.         Issuance of Shares.  For and in consideration for the agreements of Platinum as set forth in this Agreement, effective on the Closing Date, the Company shall issue to Platinum (i) 400,000 shares of Series B Preferred (“New Shares”), and (ii) a warrant to purchase 1.2 million shares of Common Stock at an exercise price equal to $7.00 per share, which price shall equal the fixed exercise price of the warrants issued in connection with the Private Financing, and containing such additional terms and conditions as are set forth therein (“New Warrants”).

8.           Representations, Warranties and Covenants of Platinum.  Platinum hereby makes the following representations and warranties to the Company, and covenants for the benefit of the Company:

(a)           Platinum is a limited liability company validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)           This Agreement has been duly authorized, validly executed and delivered by Platinum and is a valid and binding agreement and obligation of Platinum enforceable against Platinum in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and Platinum has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(c)           Platinum understands that the Conversion Securities, New Shares and New Warrants (together, “New Securities”) are being offered and sold to it in reliance on specific provisions of Federal and state securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Platinum set forth herein for purposes of qualifying for exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state securities laws.

(d)           Platinum is an “accredited investor” as defined under Rule 501 of Regulation D promulgated under the Securities Act.

(e)           Platinum is and will be acquiring the New Securities for Platinum’s own account, for investment purposes, and not with a view to any resale or distribution in whole or in part, in violation of the Securities Act or any applicable securities laws; provided, however, that notwithstanding the foregoing, Platinum does not covenant to hold the New Securities for any minimum period of time.

(f)           The offer and sale of the New Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 3(a)(9) and/or 4(2) thereof.  Platinum understands that the New Securities are “restricted securities,” as that term is defined in the Securities Act and the rules thereunder, have not been registered under the Securities Act, and that none of the New Securities can be sold or transferred unless they are first registered under the Securities Act and such state and other securities laws as may be applicable or the Company receives an opinion of counsel reasonably acceptable to the Company that an exemption from registration under the Securities Act is available (and then the New Securities may be sold or transferred only in compliance with such exemption and all applicable state and other securities laws).

(g)           Platinum has not assigned, conveyed or otherwise transferred any interest in and to the Platinum Notes to any third party, and owns and holds, beneficially and of record, the entire right, title, and interest in and to the Notes free and clear of all rights and Encumbrances (as defined below). As used herein, “Encumbrances” shall mean any security or other property interest or right, claim, lien, pledge, option, charge, security interest, contingent or conditional sale, or other title claim or retention agreement, interest or other right or claim of third parties, whether perfected or not perfected, voluntarily incurred or arising by operation of law, and including any agreement (other than this Agreement) to grant or submit to any of the foregoing in the future.

9.           Representations, Warranties and Covenants of the Company.  The Company represents and warrants to Platinum, and covenants for the benefit of Platinum, as follows:

(h)           The Company has been duly incorporated and is validly existing and in good standing under the laws of the state of Nevada, with full corporate power and authority to own, lease and operate its properties and to conduct its business as currently conducted, and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to register or qualify would not have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” shall mean any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and its subsidiaries and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect.

(i)           The New Securities have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the New Securities shall be validly issued and outstanding, fully paid and nonassessable, free and clear of all liens, encumbrances and rights of refusal of any kind.

(j)           This Agreement has been duly authorized, validly executed and delivered on behalf of the Company and is a valid and binding agreement and obligation of the Company enforceable against the Company in accordance with its terms, subject to limitations on enforcement by general principles of equity and by bankruptcy or other laws affecting the enforcement of creditors’ rights generally, and the Company has full power and authority to execute and deliver the Agreement and the other agreements and documents contemplated hereby and to perform its obligations hereunder and thereunder.

(k)           The execution and delivery of the Agreement and the consummation of the transactions contemplated by this Agreement by the Company, will not (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company’s certificate of incorporation or by-laws, or (B) of any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except in the case of clauses (i)(B), (ii) or (iii) for any such conflicts, breaches, or defaults or any liens, charges, or encumbrances which would not have a Material Adverse Effect.

(l)           The delivery and issuance of the New Securities in accordance with the terms of and in reliance on the accuracy of Platinum’s representations and warranties set forth in this Agreement will be exempt from the registration requirements of the Securities Act.

(m)           No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement or the offer, sale or issuance of the Conversion Shares or the consummation of any other transaction contemplated by this Agreement.

(n)           The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and delivery of the New Securities hereunder.

 (o)           The Company shall cause its Common Stock to continue to be registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act and the Securities Act, except as permitted herein.  The Company will take all action necessary to continue the listing or trading of its Common Stock on the OTC Bulletin Board or other exchange or market on which the Common Stock is trading.

(p)           In the event that the New Securities are sold in a manner that complies with an exemption from registration, the Company shall promptly cause its counsel (at its expense) to issue to the transfer agent an opinion permitting removal of the legend (indefinitely if pursuant to Rule 144(k) of the Securities Act (or its successor provisions, including any provision that permits unlimited resales after the relevant holding period set forth in Rule 144), or to permit sales of the New Securities if pursuant to the other provisions of Rule 144 of the Securities Act).

10.           Conditions Precedent to the Obligation of the Company.  The obligation hereunder of the Company to issue and deliver the New Securities to Platinum is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)           Platinum shall have executed and delivered this Agreement.

(b)           Platinum shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by Platinum at or prior to the Closing Date.

(c)           The representations and warranties of Platinum shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects as of such date.

11.           Conditions Precedent to the Obligation of Platinum. The obligation hereunder of Platinum to surrender the Platinum Notes, purchase the Investor Notes and accept the New Securities is subject to the satisfaction or waiver, at or before the Closing Date, of each of the conditions set forth below.  These conditions are for Platinum’s sole benefit and may be waived by Platinum at any time in its sole discretion.

(a)           The Company shall have executed and delivered this Agreement.

(b)           The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

(c)           Each of the representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(d)           No statute, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement at or prior to the Closing Date.

(e)           As of the Closing Date, no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which questions the validity of the Agreement or the transactions contemplated thereby or any action taken or to be taken pursuant thereto.  As of the Closing Date, no action, suit, claim or proceeding before or by any court or governmental agency or body, domestic or foreign, shall be pending against or affecting the Company, or any of its properties, which, if adversely determined, is reasonably likely to result in a Material Adverse Effect.

(f)           The Company shall have received confirmation from the Nevada Secretary of State of the filing of the Company’s Certificate of Determination or Rights and Preferences of the Series B Preferred, and shall have delivered to Platinum the Conversion Instructions.

12.           Governing Law; Consent to Jurisdiction.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.  Each of the Parties consents to the exclusive jurisdiction of the Federal courts whose districts encompass any part of the State of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions.  Each Party waives its right to a trial by jury.  Each Party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such Party at its address set forth herein.  Nothing herein shall affect the right of any Party to serve process in any other manner permitted by law.

13.           Notices.  All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, express overnight courier, registered first class mail, or telecopier (provided that any notice sent by telecopier shall be confirmed by other means pursuant to this Section 8), initially to the address set forth below, and thereafter at such other address, notice of which is given in accordance with the provisions of this Section.

if to the Company:

VistaGen Therapeutics, Inc.
Attention: Chief Executive Officer
343 Allerton Avenue
South San Francisco, CA 94080
Tel. No.: (650) 577-3613
Fax No.: (888) 482-2602

with a copy to:

Disclosure Law Group
600 West Broadway, Suite 700
San Diego, California 92101
Attention: Daniel W. Rumsey, Esquire
Tel No.: (619) 795-1134
Fax No.: (619) 330-2101

if to Platinum:

Platinum Long Term Growth VII, LLC
250 West 55th Street, 14th Floor
New York, NY 10019
Attention: David Steinberg
Tel. No.: (212) 582-2222
Fax No.: (212) 582-2424

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when receipt is acknowledged, if telecopied; or when actually received or refused if sent by other means.

14.                 Disclosure of Transaction. The Company shall file with the Securities and Exchange Commission a Current Report on Form 8-K (the “Form 8-K”) describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date but in no event more than two (2) business days following the Closing Date.

15.                 Entire Agreement.  This Agreement constitutes the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous oral or written proposals or agreements relating thereto all of which are merged herein.  This Agreement may not be amended or any provision hereof waived in whole or in part, except by a written amendment signed by both of the Parties.

16.                 Counterparts. This Agreement may be executed by facsimile signature and in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF the parties have signed this instrument as of the date first set forth above.

ADDRESS:	VISTAGEN THERAPEUTICS, INC.
343 Allerton Avenue South San Francisco, CA 94080
By: /s/ Shawn K. Singh Name: Shawn K. Singh Title: Chief Executive Officer

ADDRESS:	PLATINUM LONG TERM GROWTH VII, LLC
250 West 55th Street, 14th Floor New York, NY 10019
By: /s/ David Steinberg Name: David Steinberg Title: Authorized Signatory